Exhibit (k)(5)

PLATFORM MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), effective as of _________________, 2026 (the “Effective Date”), is made by Advisor Linx Private Strategies Fund (the “Fund”) and UMB Fund Services Inc. (“UMBFS” and, together with the Fund, the “Parties”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is subject to regulation as such under applicable federal securities laws.

WHEREAS, shares of beneficial interest (“Shares”) in the Fund will be offered to investors.

WHEREAS, the Fund wishes to retain UMBFS to provide platform manager services (the “Services”) to the Fund as set out in Section 1.

WHEREAS, UMBFS wishes to provide, or retain other parties to provide, the Services.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the Parties as follows:

1.         Appointment of UMBFS. The Fund hereby authorizes UMBFS to provide the Services, which shall include the services set out below.

(a)         Coordinating organizational, quarterly and special meetings of the Fund’s board of trustees (collectively the “Board” and individually the “Trustees”), preparing and distributing relevant materials and information to Trustees and affected service providers to the Fund including but not limited to the Fund’s administrator, accounting agent, transfer agent, custodian, compliance service, auditors, legal counsel, placement agent and insurance carriers, coordinating and facilitating Fund insurance coverage and other jointly-provided services, and providing all other administrative and organizational services necessary to facilitate the efficient operation of the Fund on the Platform. UMBFS will provide a report to the Board at least annually or as it deems necessary. This report in no way relieves the providers and/or professional firms from their obligation, duty, or requirement to communicate and report to the Board.

(b)         Providing for and/or making arrangements for adequate meeting facilities for the Fund’s quarterly and periodic Board meetings as necessary.

(c)         Following relevant industry news, trends, important topics, and best practices as they relate to investment products, providers, professional firms, technologies, services, and regulatory/legal issues.

(d)         Maintaining all books and records of the Fund required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Fund’s administrator, custodian or transfer agent) and preserving such records for the periods prescribed therefore by Rule 31a-2 of the 1940 Act.

2.         Platform Manager Fee. The consideration for UMBFS’s provision of services is included as part of the other service agreements between the Parties.

3.         Allocation of Expenses.

(a)         All costs and expenses of the Fund not expressly assumed by UMBFS under Section 3(b) shall be paid by the Fund, including, but not limited to: (i) any fees and expenses in connection with the organization of the Fund and the offering and issuance of Shares; (ii) all fees and expenses relating to portfolio transactions and positions for the Fund’s account (such as direct and indirect expenses associated with the Fund’s investments, including its investments in investment funds, or proposed investments, whether or not such investments are completed, including travel and other expenses incurred in connection with the selection or monitoring of investments, or enforcing the Fund’s rights in respect of such investments); (iii) quotation or valuation expenses; (iv) brokerage commissions; (v) interest and fees on any borrowings by the Fund; (vi) professional fees (including, without limitation, expenses of consultants, experts, and specialists); (vii) research expenses; (viii) fees and expenses of outside counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund and foreign counsel); (ix) accounting, auditing, and tax preparation expenses; (x) fees and expenses in connection with repurchase offers and any repurchases or redemptions of Shares; (xi) taxes and governmental fees (including tax preparation fees); (xii) the investment management fee and the fees and expenses of the Fund’s administrator; (xiii) fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund; (xiv) all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among UMBFS and any custodian or other agent engaged by the Fund; bank services fees; costs and expenses relating to any amendment of the Fund’s Agreement and Declaration of Trust (the “Trust Instrument”) or the Fund’s other organizational documents; any expenses in connection with meetings of the Board or its committees; expenses of preparing, amending, printing, and distributing offering memoranda, statements of additional information, and any other sales material (and any supplements or amendments thereto), reports, notices, websites, other communications to shareholders, and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of shareholders’ meetings, including the solicitation of proxies in connection therewith; expenses of corporate data processing and related services; shareholder recordkeeping and account services, fees, and disbursements; expenses relating to investor and public relations; fees and expenses of the Trustees who are not employees of UMBFS or its affiliates; insurance premiums; Extraordinary Expenses (as defined below); and all costs and expenses incurred as a result of dissolution, winding-up, and termination of the Fund.

“Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs or expenses: (i) incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; (ii) for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations contained in the Trust Instrument); (iii) of a reorganization, restructuring or merger of the Fund; (iv) of holding, or soliciting proxies for, a meeting of shareholders of the Fund; and (v) of engaging a new administrator, custodian, transfer agent, escrow agent, or other major service provider.

(b)         UMBFS will bear all of its own overhead expenses, including but not limited to rent, salaries, office equipment, and communications expenses. In addition, UMBFS is responsible for the payment of the compensation and expenses of those Trustees and/or officers of the Fund affiliated with UMBFS and making available (without expense to the Fund) the services of such individuals (subject to their individual consent to serve and to any limitations imposed by law).

4.         Duties of UMBFS. UMBFS shall: (a) provide the Services; and (b) report to the Board on a quarterly basis regarding the nature of the Services (if requested).

5.         Liability of the Fund. The obligations of the Fund hereunder are not binding upon any shareholder or any person serving on the Board, personally, but bind only the Fund and the Fund’s property. UMBFS represents that it has notice of the provisions of the Trust Instrument disclaiming shareholder and Trustee liability for acts and obligations of the Fund.

6.         Independent Contractor. UMBFS shall (i) be deemed to be an independent contractor for all purposes herein and (ii) have no authority to act for or represent the Fund in any way or otherwise be deemed its agent, unless otherwise expressly provided herein or authorized by the Board.

7.         Liability. None of UMBFS, its affiliates, partners, managers, members, principals, directors, officers, or employees, nor any of their executors, heirs, assigns, successors, or other legal representatives (collectively, the “Indemnified Persons”) shall be liable for any error of judgment, for any mistake of law, or for any act or omission by such person in connection with the performance or non-performance of the Services in the absence of willful misfeasance or gross negligence in the performance or non-performance of the Services (collectively, “disabling conduct”). Any person, even though also employed by UMBFS, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of UMBFS.

8.         Indemnification

(a)         Subject to Section 8(b), the Fund shall (to the fullest extent permitted by law) indemnify, defend, and hold harmless each Indemnified Person from or against all losses, charges, expenses, assessments, claims, damages, costs, and liabilities (“Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding (any of the preceding, a “Proceeding”) before any judicial, arbitral, administrative, or legislative body, in which such Indemnified Person may be or may have been involved as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, by reason of the past or present performance of services to the Fund by such Indemnified Person, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such Proceeding to have been incurred or suffered by such Indemnified Person by reason of disabling conduct.

(b)         Expenses (including reasonable counsel fees and disbursements) so incurred by any such Indemnified Person (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) shall be paid or reimbursed by the Fund in advance of the final disposition of any such Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under this Section 8; provided however that: (i) such Indemnified Person shall provide security for such undertaking; (ii) the Fund shall be insured by or on behalf of such Indemnified Person against Losses arising by reason of such Indemnified Person’s disabling conduct; or (iii) a majority of the Trustees who are not parties to the proceeding or independent legal counsel in a written opinion shall determine based on a review of readily available facts as opposed to a full trial-type inquiry (a “Review”) that there is reason to believe such Indemnified Person has not engaged in disabling conduct.

(c)         As to the disposition of any Proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court (or by any other body before which the proceeding shall have been brought) that an Indemnified Person is liable to the Fund or its shareholders by reason of disabling conduct, indemnification shall be provided pursuant to this Section 8 if: (i) approved as in the best interests of the Fund by a majority of the Trustees who are not parties to the proceeding upon a determination based upon a Review that such Indemnified Person has not engaged in disabling conduct; or (ii) the Board secures a written opinion of independent legal counsel based upon a Review to the effect that such Indemnified Person is not likely to be liable to the Fund or its shareholders by reason of disabling conduct.

(d)         Any indemnification or advancement of expenses made pursuant to this Section 8 shall not prevent the recovery from any Indemnified Person of any such amount if such Indemnified Person subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any Proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of disabling conduct. In any Proceeding brought by an Indemnified Person to enforce a right to indemnification under this Section 8, it shall be a defense that, and in any Proceeding in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 8 the Fund shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Person has not met the applicable standard of conduct set forth in this Section 8. In any such Proceeding brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 8, the burden of proving that the Indemnified Person is not entitled to be indemnified (or to any indemnification or advancement of expenses) under this Section 8 shall be on the Fund (or any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e)         The rights of indemnification provided in this Section 8 shall not be exclusive or affect any other right to which any Indemnified Person may be entitled by contract or otherwise under law. Notwithstanding anything in this Section 8 to the contrary, the provisions of this Section 8 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law. The provisions of this Section 8 shall indefinitely survive the termination or cancellation of this Agreement.

(f)         UMBFS (and the other Indemnified Persons) may rely upon and, in the absence of disabling conduct, shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. UMBFS (and the other Indemnified Persons) shall not be held to have notice of any change of authority of any Trustee, officer, employee, or agent of the Fund until receipt of written notice thereof from the Fund.

(g)         Nothing herein shall make UMBFS (and the other Indemnified Persons) liable for the performance or omissions of unaffiliated third parties not under UMBFS’s reasonable control (such as, by way of example and not limitation, custodians, brokers, investment advisers, postal or delivery services, telecommunications providers, and processing and settlement services).

9.         Duration. This Agreement will remain in effect until terminated pursuant to Section 9 or 12. Unless earlier terminated pursuant to Section 12, this Agreement shall remain in effect for a period of 2 years and thereafter for succeeding 1-year periods unless sooner terminated.

10.       Assignments or Amendment.

(a)         Neither this Agreement nor any rights hereunder are assignable without the written consent of the other Party. Any attempted or purported assignment in violation hereof will be void.

(b)         Neither Party may amend this Agreement without written consent of the other Party.

11.       Notice. Except for oral notices expressly permitted hereby, any notice, consent, authorization, or other communication to be given hereunder will be in writing and will be deemed duly given and received when delivered personally or transmitted by email or, if sent by mail, five business days after being mailed by first class mail, or one business day after being sent by an internationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the Party to receive such notice, at the address specified below.

If to UMBFS:	UMB Fund Services, Inc.
235 W. Galena Street
Milwaukee, WI 53212
Attention: Legal Department
Re: Material Notice, GVA All Strategies Fund
Email: umbfs-legal@umb.com

If to the Fund:	Advisor Linx Private Strategies Fund
c/o UMB Fund Services, Inc.
Attn: Legal Department
235 W. Galena Street
Milwaukee, WI 53212
Re: Material Notice, Advisor Linx Private Strategies Fund
Email: umbfs-legal@umb.com

12.       Termination. This Agreement may be terminated by either Party as of the end of a term without penalty upon 60 days’ written notice to the other Party (which notice may be waived by the non-terminating Party). Any such termination shall not affect the obligation of the Fund to reimburse UMBFS for payments made or obligations incurred prior to such termination.

13.       Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof) and the applicable provisions of Federal law. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of Federal law, the latter shall control.

14.       Severability. If any provision hereof shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be effected thereby and, to this extent, the provisions hereof shall be deemed to be severable.

15.       Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers.

Advisor Linx Private Strategies Fund		UMB Fund Services, Inc.

By:	______________________________	By:	______________________________
Name:	______________________________	Name:	______________________________
Title:	______________________________	Title:	______________________________